Exhibit 99.1

Photo attachments: Edward A. Gramigna, Jr., Managing Partner, Drinker Biddle & Reath LLP and Beth Welsh, General Manager Bassett Associates.

PEAPACK-GLADSTONE FINANCIAL CORPORATION ANNOUNCES

APPOINTMENT OF DIRECTORS

BEDMINSTER, N.J.—October 19, 2012 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) announces the appointment of Edward A. Gramigna, Jr. and Beth Welsh to the Board of Directors of the Company and of Peapack-Gladstone Bank, its wholly-owned community bank, effective October 18, 2012.

Mr. Gramigna, a resident of Summit, New Jersey, is a managing partner of Drinker Biddle & Reath LLP in Florham Park, New Jersey. He is a member of the Private Client Group and practices in all areas of taxation with a particular emphasis on estate planning, estate administration and probate litigation. He received his bachelor’s degree in economics from the University of Pennsylvania, Wharton School of Business and Finance, his J.D. from Rutgers University-Camden and his LL.M. (in Taxation) from New York University School of Law. Mr. Gramigna is a Certified Public Accountant and lectures to a variety of audiences in the fields of taxation, estate planning and estate administration. He is a member of the Real Property Probate and Trust Law Section of the American Bar Association and is a member of the Taxation Section of the New Jersey Bar Association.

Frank A. Kissel, Chairman of the Board, commented “Mr. Gramigna’s experience in trusts, estate planning and estate administration will add depth and expertise to the Board, particularly in the oversight of our wealth management division, PGB Trust & Investments.”

Also a resident of Summit, New Jersey, Ms. Welsh is the general manager of Bassett Associates and is responsible for the leasing, maintenance and redevelopment of commercial office space, retail shops and apartments located primarily in Summit, New Jersey. She previously held positions at Chemical Bank, Bank of New York and Chase Manhattan Bank, specializing in lending, client development and risk management. Ms. Welsh received her bachelor’s degree in economics from Smith College and serves on the board of directors for the Suburban Chamber of Commerce and Summit Downtown, Inc. and is a member of the International Council of Shopping Centers.

Mr. Kissel commented, “Ms. Welsh’s experience in the commercial real estate market in Summit as well as her past banking experience will be invaluable in the Board’s oversight of the Company’s real estate lending and small business banking.”

Mr. Gramigna and Ms. Welsh will stand for election at the company’s 2013 annual meeting of shareholders, scheduled for April 23, 2013.

Peapack-Gladstone Financial Corporation also announces that Pamela Hill of Clinton, New Jersey, in accordance with the Company’s established director retirement guidelines, has announced her retirement from the Board of Directors of both the Company and Peapack-Gladstone Bank, effective December 31, 2012. Ms. Hill has proudly served as a Board member since 1991 and is the daughter of T. Leonard Hill, a former longtime board member and Chairman of the Board of the Company. She is also the granddaughter of Garner F. Hill, a key founder of the Bank in 1921.

Mr. Kissel said, “Pam will be missed. She has been an active and caring Board member for almost my entire tenure with the Company.”

ABOUT THE CORPORATION

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.58 billion as of June 30, 2012. Peapack-Gladstone Bank, its wholly-owned community bank, was established in 1921, and operates 23 branches in Hunterdon, Middlesex, Morris, Somerset and Union Counties. Its wealth management division, PGB Trust & Investments, operates at the Bank’s corporate offices located at 500 Hills Drive in Bedminster and at four additional locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania. To learn more about Peapack-Gladstone Financial Corporation, Peapack-Gladstone Bank or PGB Trust & Investments, please visit www.pgbank.com or call 908-234-0700.

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Contacts:
Jeffrey J. Carfora, EVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

Denise M. Pace-Sanders, VP Brand and Marketing Director

Peapack-Gladstone Bank

T: 908-470-3322